Exhibit 10.1

Execution Version

Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) dated as of December 6, 2017 (the “Effective Date”), is entered into between XOMA (US) LLC, a Delaware limited liability company, having an address of 2200 Powell Street, Suite 310, Emeryville, CA 94608 (“XOMA”), and ANTRIABIO, INC., a Delaware corporation, having an address of 1450 Infinite Drive, Louisville, CO 80027 (“AntriaBio”). Each of XOMA and AntriaBio may be referred to herein as a “Party”, or jointly as the “Parties”.

WHEREAS, XOMA owns or controls rights in and to its proprietary antibody known as XOMA 358, a fully human allosteric modulating monoclonal antibody that binds to insulin receptors and attenuates insulin action;

WHEREAS, AntriaBio is a clinical stage biopharmaceutical company specializing in the development of innovative drug therapies to improve the lives of patients with diabetes and metabolic diseases;

WHEREAS, AntriaBio desires to obtain an exclusive worldwide license to develop and commercialize products comprising or containing XOMA 358 and XOMA is willing to grant such license on the terms and conditions set forth herein; and

WHEREAS, the Parties have entered into that certain Common Stock Purchase Agreement of even date herewith relating to the issuance of AntriaBio common stock to XOMA;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties agree as follows:

1.           DEFINITIONS

1.1         “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.2         “Annual Net Sales” means cumulative Net Sales during a calendar year of Licensed Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.3         “Antibody” means XOMA’s proprietary monoclonal antibody known as XOMA 358, as more specifically described in Exhibit A.

1.4         “AntriaBio Patents” means any Patent that is owned or Controlled by AntriaBio as of the Effective Date or during the term of this Agreement that claims or covers the development, manufacture, use or sale of an AntriaBio Product, the PKI Portfolio or the Extended Release Technology, including those Patents set forth in Exhibit B, and any Patent arising therefrom.

1.5         “AntriaBio Product” means any product that (a) constitutes, incorporates or is based on AntriaBio’s product candidate known as AB101 or AntriaBio’s product candidate known as AB301, as each such product candidate may be modified, improved or combined with other products or components; (b) is part of or arises out of the use of the PKI Portfolio; or (c) incorporates or arises out of the use of the Extended Release Technology; provided that a Licensed Product will not be deemed to be an AntriaBio Product. For clarity, if AntriaBio sells, transfers, licenses or grants a covenant not to sue under some or all AntriaBio Patents or other Patents owned or Controlled by AntriaBio during the Term that claim or cover the development, manufacture, use or sale of any product described in the preceding sentence to a Third Party, such product shall nonetheless continue to be deemed to be an AntriaBio Product.

1.6         “AntriaBio Product Royalty Term” means, with respect to each AntriaBio Product in each country, the period commencing on the First Commercial Sale of such AntriaBio Product in such country and continuing until the later of twelve (12) years from such First Commercial Sale or for so long as such AntriaBio Product is being sold in such country, provided that solely with respect to sales of such AntriaBio Product by a licensee of AntriaBio, the AntriaBio Product Royalty Term for such AntriaBio Product in a country will terminate upon the termination of such licensee’s obligation to make payments to AntriaBio or its Affiliate based on sales (whether through a royalty, profit share or otherwise) of such AntriaBio Product in such country.

1.7         “BLA” means a Biologics License Application, as defined in the United States Public Health Service Act, as amended, and the regulations promulgated thereunder, as filed with the FDA or any comparable application filed with the Regulatory Authority of a country, group of countries or territory other than the United States to obtain approval to market a Product in such country, group of countries or territory.

1.8         “Confidential Information” means, with respect to a Party (“Disclosing Party”), all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, which is or was disclosed by or on behalf of such Party to the other Party (“Recipient”) in connection with this Agreement or the Confidentiality Agreement. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which Recipient can establish by written documentation: (a) to have been publicly known prior to disclosure of such information by Disclosing Party to Recipient, (b) to have become publicly known, without fault on the part of Recipient, subsequent to disclosure of such information by Disclosing Party to Recipient, (c) to have been received by Recipient at any time from a source, other than Disclosing Party, rightfully having possession of and the right to disclose such information without restriction, (d) to have been otherwise known by Recipient prior to disclosure of such information by Disclosing Party to Recipient or (e) to have been independently developed by employees or agents of Recipient without access to or use of such information disclosed by Disclosing Party to Recipient.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.9         “Confidentiality Agreement” means the Mutual Confidentiality Agreement between the Parties dated September 22, 2017.

1.10       “Control”, “Controls” or “Controlled” means, with respect to any know-how, patents, proprietary information or trade secrets, or other intellectual property rights (collectively, “Rights”), the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Rights to the other Party, or to otherwise disclose such proprietary information or trade secrets to the other Party, without breaching the terms of any agreement with a Third Party, misappropriating the proprietary information or trade secrets of a Third Party, or being required to make a payment to a Third Party.

1.11       “Develop” or “Development” means all development activities for the Antibody or a Product that are directed to obtaining Regulatory Approval(s) of a Product, including: all non-clinical, preclinical and clinical activities, testing and studies of such Antibody or Product (including translational research); manufacturing development, process and formulation development; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies; manufacturing and distribution of such Antibody or Product for use in clinical trials (including placebos and comparators); statistical analyses; assay development; instrument design and development; protocol design and development; quality assurance and control; report writing; and the preparation, filing and prosecution of any MAA for such Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications or patient populations following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval which were a condition for the receipt of such Regulatory Approval; and all regulatory activities related to any of the foregoing.

1.12       “Diligent Efforts” means the use of reasonable, diligent, good faith efforts and resources, in an active and ongoing program, as would be used by a prudent pharmaceutical or biotechnology company for a product discovered or identified internally by such company, which product is at a similar stage of research, development or commercialization, taking into account relevant factors including, without limitation, measures of patent coverage, relative safety and efficacy, product profile and the competitiveness of the marketplace. “Diligent Efforts” shall require that AntriaBio (on its own and/or acting through any of its Affiliates, (sub)licensees or subcontractors), at a minimum: (a) [*]; (b) [*]; and (c) [*].

1.13       “EMA” means the European Medicines Agency or any successor agency thereto.

1.14       “Equity Financing” means sales of AntriaBio common or preferred stock to a Third Party, excluding any debt financing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.15       “Extended Release Technology” means AntriaBio’s technology for developing extended release drug therapies, including through the use of pegylation, microspheres and/or hydrophobic ion pairing.

1.16       “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.17       “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the rules and regulations promulgated thereunder.

1.18       “First Commercial Sale” means, with respect to a Product in any country, the first sale for end use or consumption by the general public of such Product in such country after marketing approval for such Product has been granted in such country. First Commercial Sale excludes any sale or other distribution of a Product for use in a clinical trial or other development activity, promotional use (including samples) prior to marketing approval or for compassionate use or on a named patient basis.

1.19       “Interim Financing” means a financing event (including, but not limited to, an equity financing, debt financing or the receipt of funds resulting from licensing an AntriaBio Product) occurring prior to a Qualified Financing resulting in gross cash proceeds to AntriaBio of less than Twenty Million Dollars ($20,000,000).

1.20       “IND” means an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects, or an equivalent foreign filing.

1.21       “Know-How” means all information and data that is not generally known, including information and data regarding formulae, procedures, protocols, techniques, pharmacological, toxicological and clinical data and results and other results of experimentation and testing, and all rights therein and thereto.

1.22       “Licensed Know-How” means all Know-How which is Controlled by XOMA as of the Effective Date and which is necessary or specifically useful for AntriaBio and its Affiliates and sublicensees to use, develop, sell, or seek regulatory approval to market or otherwise exploit the Antibody. Licensed Know-How specifically excludes any Know-How that is owned or licensed by any acquiror or merger partner of XOMA or any of its Affiliates.

1.23       “Licensed Patents” means the Patents listed on Exhibit C and all Patents issuing therefrom.

1.24       “Licensed Product” means any product that constitutes or contains the Antibody or an unmutated fragment thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.25       “Licensed Product Royalty Term” means, with respect to each Licensed Product in each country, the later of (a) the expiration of the last to expire Valid Claim in such country that would be infringed, or if such Valid Claim is a pending patent application, would be infringed if such application were to issue with the claims as then being prosecuted, but for the license granted by this Agreement, or (b) twelve (12) years from the date of the First Commercial Sale of such Licensed Product in such country.

1.26       “Licensed Technology” means, collectively, the Licensed Patents and the Licensed Know-How.

1.27       “MAA” means a marketing approval application, BLA, new drug application or product license application or its equivalent filed with and accepted by a Regulatory Authority after completion of human clinical trials to obtain marketing approval for a Product.

1.28       “Net Sales” means, with respect to any Product, the invoiced sales price of such Product billed by AntriaBio, its Affiliates and (sub)licensees to independent Third Party customers, less (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such independent customers for spoiled, damaged, out-dated, rejected or returned Product; (b) actual freight and insurance costs incurred in transporting such Product to such customers; (c) cash, quantity and trade discounts and other price reductions; (d) sales, use, value-added and other direct taxes incurred; and (e) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of such Product. Product provided without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, indigent programs or for use as samples will be excluded from the computation of Net Sales.

1.29       “Option Product” means a fragment of a monoclonal antibody listed on Exhibit D.

1.30       “Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.31       “Pediatric Priority Review Voucher” means a priority review voucher awarded by the FDA to the sponsor of a rare pediatric disease product application pursuant to Section 529 of the FD&C Act, as amended, or an equivalent voucher under a superseding law.

1.32       “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

1.33       “PKI Portfolio” means AntriaBio’s oral plasma kallikrein inhibitor portfolio.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.34       “Phase 2 Clinical Trial” means (a) a trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. § 312.21(b), or (b) a Phase 2 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline).

1.35       “Phase 2 Repeat Dose Study” means a Phase 2 Clinical Trial sponsored by AntriaBio or one of its Affiliates or sublicensees in which patients receive multiple doses of a Licensed Product.

1.36       “Phase 3 Clinical Trial” means (a) a trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. § 312.21(c), or (b) a Phase 3 study as defined in the ICH E8 Guideline (or, in either case, any amended or successor regulation or guideline). A Phase 2/3 clinical trial shall be deemed to be a Phase 3 Clinical Trial upon the date that such Phase 2/3 clinical trial first satisfies the criteria set forth in clause (b) of this definition.

1.37       “Product” means a Licensed Product or an AntriaBio Product, as applicable.

1.38       “Product Data/Filing” means (i) any clinical protocol, study, clinical data or result used in or resulting from any clinical trial of the Antibody or Licensed Product or (ii) any IND, MAA, Regulatory Approval or other regulatory filing regarding the Antibody or a Licensed Product.

1.39       “Prosecute and Maintain” or “Prosecution and Maintenance”, with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and other similar proceedings with respect to such Patent. For clarity, Prosecution and Maintenance shall include any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an infringement proceeding.

1.40       “Qualified Financing” means a financing event (including, but not limited to, an equity financing, debt financing or the receipt of funds resulting from licensing an AntriaBio Product) resulting in aggregate gross cash proceeds to AntriaBio of at least Twenty Million Dollars ($20,000,000).

1.41       “Regulatory Approval” means any technical, medical and scientific license, registration, authorization or approval (including, without limitation, any approval of a BLA, supplement or amendment, pre- and post- approval, pricing approval, or labeling approval) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export and sale of a Product in a regulatory jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.42       “Regulatory Authority” means any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of Regulatory Approval for the Product.

1.43       “Right of Reference” means a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any comparable right existing under the laws or regulations of any foreign country.

1.44       “Stock Agreement” means that certain Common Stock Purchase Agreement between the Parties of even date herewith.

1.45       “Sublicense Fees” means all upfront license consideration and other unconditional amounts received by AntriaBio or any of its Affiliates in connection with a grant of a sublicense hereunder, including the fair market value of any equity or other assets provided by or on behalf of the sublicensee in connection therewith. Any payment that is due solely with the passage of time (and without regard to whether the applicable agreement can be terminated in the interim) shall be deemed to be “unconditional”.

1.46       “Territory” means the entire world.

1.47       “Third Party” means any Person other than XOMA, AntriaBio and their respective Affiliates.

1.48       “Valid Claim” means either (a) a claim of an issued and unexpired patent within the Licensed Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application within the Licensed Patent Rights, provided that if such claim shall not have issued within [*] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim issues.

1.49       “Voucher Payment” means any consideration of any kind (including the fair market value of any non-cash consideration) received by AntriaBio or any of its Affiliates from a Third Party in connection with the monetization of a Pediatric Priority Review Voucher awarded to AntriaBio or any of its Affiliates or sublicensees for a Licensed Product.

1.50       “XMet Patents” means the Patents listed on Exhibit E and all Patents issuing therefrom. For clarity, the XMet Patents include the Licensed Patents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.           PRODUCT DEVELOPMENT AND COMMERCIALIZATION

2.1         Diligence.

2.1.1       AntriaBio shall use Diligent Efforts to research, Develop and commercialize Licensed Products and AntriaBio Products in the United States and Europe. The efforts of AntriaBio’s Affiliates and (sub)licensees shall be treated as the efforts of AntriaBio when evaluating AntriaBio’s compliance with the foregoing diligence obligations. Without limiting the generality of the foregoing, AntriaBio will be solely responsible for conducting all necessary studies, including safety studies and clinical trials that are necessary in connection with seeking Regulatory Approvals to market the Products in the Territory, at AntriaBio’s cost.

2.1.2       The Parties have agreed that the financial consideration to be paid to XOMA in exchange for the rights granted and materials transferred hereunder will be largely deferred until such time as AntriaBio has substantially advanced the Development of the Antibody and Licensed Products and commenced commercialization of Licensed Products, such that XOMA is reliant on AntriaBio’s diligent Development of the Antibody and Licensed Products and commercialization of the Licensed Products to fully receive the benefit of its bargain. Further, AntriaBio acknowledges that the diligent conduct of such Development requires the commitment by AntriaBio of an appropriate level of funding directed to such Development. Accordingly, and without limiting the generality of Section 2.1.1, (a) AntriaBio (together with its Affiliates and sublicensees) shall expend (i) [*] per calendar year (pro rated for partial years) [*] on the Development of the Antibody and Licensed Products until [*] and (ii) [*] per calendar year (pro rated for partial years) [*] on the Development of the Antibody and Licensed Products until such time as the first BLA for a Licensed Product is accepted by the FDA; (b) AntriaBio shall use Diligent Efforts, itself or through an Affiliate or sublicensee, to dose the first patient in the Phase 2 Repeat Dose Study by [*]; and (c) Antriabio shall, without reference to Diligent Efforts, prior to [*], (i) [*], (ii) [*] and (iii) [*].

2.1.3       The obligations set forth in this Section 2.1 are material obligations of AntriaBio and any failure to fulfill such obligations shall be a material breach of this Agreement.

2.2         Reporting. AntriaBio shall provide XOMA with written reports detailing the activities of AntriaBio, its Affiliates and sublicensees with respect to the research and Development of and pre-commercial launch activities for Products in the Territory, both as to activities conducted during the prior period and planned activities, in sufficient depth to enable XOMA to reasonably assess AntriaBio’s compliance with its diligence obligations hereunder. Such reports shall also include the Development funding expended by AntriaBio in accordance with Section 2.1.2 and the status of AntriaBio’s efforts to obtain and monetize a Pediatric Review Voucher in accordance with Section 4.8. AntriaBio shall present such report to XOMA in conjunction with a meeting (either in person or by videoconference, as the Parties may agree) with AntriaBio’s personnel responsible for the conduct of such Development (and, if applicable, pre-commercial launch activities) which personnel shall include at least one AntriaBio representative responsible for such Development (and, if applicable, pre-commercial launch activities) at a level of vice president or higher. Such reports shall be made on a calendar quarter basis (within thirty (30) days following the end of each calendar quarter) until such time as AntriaBio has paid the milestone payment set forth in Section 4.3(a) and on a calendar year basis thereafter (within thirty (30) days following the end of each calendar quarter), provided that AntriaBio’s obligations under this Section with respect to Licensed Products in the United States or Europe, as applicable, shall terminate when the First Commercial Sale of a Licensed Product occurs in such territory and AntriaBio’s obligations under this Section with respect to AntriaBio Products shall terminate when the First Commercial Sale of an AntriaBio Product occurs.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3         Data Sharing and Technology Transfer.

2.3.1       XOMA shall promptly following January 1, 2018, and in any event by March 1, 2018, disclose to and share with, or cause to be disclosed to and shared with, AntriaBio, all Product Data/Filings and any other technical data Controlled by XOMA and its Affiliates in connection with and specifically relating to the development of the Antibody. AntriaBio and its Affiliates and sublicensees shall have the right to use, without additional payment, any and all such Product Data/Filings or other clinical data provided to support any regulatory filings for the Products in accordance with the terms of this Agreement. AntriaBio shall reimburse XOMA for its reasonable, documented out-of-pocket costs incurred in connection with such activities.

2.3.2       XOMA hereby grants to AntriaBio and its Affiliates a Right of Reference to any Product Data/Filing to be provided or disclosed by XOMA or its Affiliate or licensee pursuant to Section 2.3.1 for use in regulatory filings for the Product by AntriaBio and its Affiliates. AntriaBio may sublicense the Right of Reference set forth in this Section 2.3.2 to its sublicensees of the Licensed Products.

2.3.3       XOMA shall promptly following January 1, 2018, and in any event by March 1, 2018, conduct a technology transfer of all Licensed Know-How in XOMA’s possession and control, and will cooperate with AntriaBio’s reasonable requests for assistance until the first anniversary of the Effective Date with respect to Licensed Know-How to enable AntriaBio to fulfill its rights and obligations under this Agreement. AntriaBio shall reimburse XOMA for its reasonable, documented out-of-pocket costs incurred in connection with such activities.

2.3.4       XOMA shall promptly following January 1, 2018, and in any event by March 1, 2018, after the Effective Date, deliver to AntriaBio certain clinical materials related to the Antibody, as described in Exhibit F, for use by AntriaBio in connection with its initial Development activities for the Antibody, including clinical studies. AntriaBio acknowledges that such materials are provided “as is” and without any representation or warranty by XOMA as to their suitability or usability for AntriaBio’s development activities or any other purpose. AntriaBio shall reimburse XOMA for its reasonable, documented out-of-pocket costs incurred in connection with such activities.

2.3.5       Within sixty (60) days following the Effective Date, AntriaBio shall identify to XOMA in writing those contracts between XOMA and its Third Party vendors that relate solely to the Antibody and Licensed Products which AntriaBio desires to be assigned to AntriaBio. XOMA shall promptly, and in any event with ninety (90) days after its receipt of such request from XOMA, assign to AntriaBio each such contract if and to the extent such assignment is permitted by the terms of such contract. Where such a contract requires the consent of the counterparty for such assignment, XOMA shall use reasonable efforts to obtain such consent.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.4         Regulatory Approvals and Regulatory Reporting. AntriaBio will be solely responsible for the preparation and filing of the Regulatory Approvals for the Licensed Products with the applicable Regulatory Authorities in the Territory. AntriaBio shall prepare and file the Regulatory Approval Applications for the Products with the Regulatory Authorities in its name and at its cost. AntriaBio shall file, in its own name and at its own expense, all other applications for any approvals required for any clinical study or other study or action necessary or desirable to obtain such Regulatory Approval. AntriaBio shall have the sole responsibility for communicating with any Regulatory Authority regarding any MAA or any Regulatory Approval for the Licensed Products once granted or any such other applications. AntriaBio shall be responsible for filing, at its own expense, all reports required to be filed in order to maintain any Regulatory Approvals granted for the Licensed Products.

2.5         Product Labeling. AntriaBio shall be solely responsible for the administrative aspects of preparing, updating and maintaining product labeling in connection with commercialization of the Licensed Products. Such labeling may include but is not limited to text and graphical contents of printed labels and labeling components, including but not necessarily limited to healthcare professional leaflets or inserts, patient leaflets or inserts, and cartons.

2.6         Commercialization Efforts. Marketing, distribution and sale of the Products in the Territory shall be the sole responsibility of AntriaBio, which shall have the sole right and discretion to make all decisions relating thereto. AntriaBio shall use Diligent Efforts to launch each Product in each country in the Territory promptly following the Regulatory Approval therefor in the applicable country. Following launch of a Product in a country, AntriaBio shall use Diligent Efforts to market and sell such Product in such country. The efforts of AntriaBio’s Affiliates and sublicensees shall be treated as the efforts of AntriaBio when evaluating AntriaBio’s compliance with the foregoing diligence obligations.

2.7         Compliance. AntriaBio, its Affiliates and its sublicensees shall comply with all applicable rules, laws and regulations in connection with their performance under this Agreement.

3.           LICENSE AND OPTION GRANTS

3.1         License Grant. Subject to the terms and conditions of this Agreement, XOMA hereby grants to AntriaBio an exclusive license under the Licensed Technology solely to research, Develop, make, have made, use, offer for sale, sell, have sold, import and otherwise exploit Licensed Products in the Territory.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2         Sublicenses.

3.2.1       Until such time as [*] occurs, AntriaBio shall have the right to grant sublicenses under the license granted in Section 3.1, including to its Affiliates, only with XOMA’s prior written consent.

3.2.2       Following AntriaBio’s achievement of [*], (a) AntriaBio may grant sublicenses under the license granted in Section 3.1 to its Affiliates, subject to Section 12.14, and (b) AntriaBio may grant sublicenses under the license in Section 3.1 to one or more Third Parties.

3.2.3       AntriaBio shall provide XOMA with written notice of each such sublicense within thirty (30) days of granting such sublicense and shall ensure that each such sublicense agreement is consistent with the terms and conditions of this Agreement. AntriaBio shall, within thirty (30) days after granting any sublicense to a Third Party, provide XOMA with a true, complete and legible copy of such sublicense agreement, provided that AntriaBio may redact from such agreement any financial terms that are unrelated to this Agreement.

3.2.4       AntriaBio shall remain directly responsible to XOMA for each of its sublicensees’ compliance with this Agreement.

3.2.5       XOMA’s consent will not be required for a sublicense to a subcontractor of AntriaBio, its Affiliates or its sublicensees where such sublicense is solely for the purposes of performing services relating to the Antibody or Licensed Products on behalf of AntriaBio, its Affiliates or sublicensees, provided that AntriaBio shall remain directly responsible to XOMA for each such subcontractor’s compliance with this Agreement.

3.3         Retained Rights. XOMA retains the right to practice the Licensed Technology Rights in the Territory (a) to fulfill its rights and obligations under this Agreement, and (b) outside the scope of the licenses granted to AntriaBio in Section 3.1, including to develop and commercialize in the Territory any product that is not an Antibody or Licensed Product.

3.4         Negative Covenant; No Implied License; Reservation of Rights. AntriaBio covenants that it shall not, and it shall not permit any of its Affiliates or sublicensees to, use or practice any Licensed Technology outside the scope of the licenses granted to it under Section 3.1 above. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications owned or Controlled by the other Party. Each Party reserves all rights in and to its Patents, Know-How, trademarks and other intellectual property except as expressly granted under this Agreement.

3.5         Option. XOMA hereby grants to AntriaBio an exclusive option to acquire an exclusive license to a single Option Product, selected by AntriaBio, on equivalent terms and conditions and the same royalties and milestone payments as set forth herein, provided that in addition to such payments AntriaBio shall pay to XOMA: (a) a [*] option exercise fee, (b) a [*] payment on the [*], and (c) a [*] payment on the [*]. AntriaBio may exercise such option at anytime prior to June 1, 2019 by providing XOMA with written notice of such exercise prior to such date specifying the Option Product selected by AntriaBio and accompanied by the option exercise fee. Following AntriaBio’s exercise of such option for an Option Product, XOMA shall have no further obligations to AntriaBio with respect to any other Option Product. If AntriaBio does not exercise such option by June 1, 2019, then XOMA shall have no further obligations to AntriaBio with respect to any Option Product. In addition, following AntriaBio’s exercise of its option with respect to an Option Product, XOMA shall have no further obligations to AntriaBio with respect to the Option Products not selected by AntriaBio in its exercise notice.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.           CONSIDERATION

4.1         Stock Issuance. AntriaBio shall issue its common stock to XOMA as set forth in the Stock Agreement.

4.2         Royalties. In consideration for the license granted to AntriaBio herein, during the Licensed Product Royalty Term, AntriaBio shall pay royalties to XOMA on Net Sales of Products by AntriaBio, its Affiliates and (sub)licensees in the Territory as follows:

4.2.1       Licensed Products.

Annual Net Sales	Rate
Portion of Annual Net Sales under $[*]	[*]	%
Portion of Annual Net Sales equal to or greater than $[*] and under $[*]	[*]	%
Portion of Annual Net Sales equal to or greater than $[*]	[*]	%

Solely with respect to the United States, if the manufacture, use or sale of a Licensed Product in the United States is not covered by a Valid Claim, then the royalty rates above shall be decreased by [*] until such time, if any, as such Licensed Product is covered by a Valid Claim.

4.2.2       AntriaBio Products. AntriaBio will pay XOMA a royalty of [*] on all Net Sales of AntriaBio Products during the AntriaBio Product Royalty Term. For clarity, this Section 4.2.2 will not survive termination of this Agreement.

4.2.3       Combination Products. If a Product is sold in a combination product with other active components, Net Sales, for purposes of royalty payments on the combination product in a country, shall be calculated by multiplying the Net Sales of that combination product by the fraction A/A+B, where A is the invoice price of the Product sold separately in such country and B is the invoice price of the other active components in such combination product in such country. If no such separate sales are made by AntriaBio, its Affiliates or (sub)licensees, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the combination by the fraction C/(C+D), where C is the fully allocated cost of the Product in such country and D is the fully allocated cost of such other active components in such country.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.2.4       Third Party Royalties. If AntriaBio, its Affiliates or sublicensees are required to pay royalties to any Third Party for a license to a patent claiming the composition of matter of the Antibody in order to exercise its rights hereunder to develop, make, use, offer for sale, sell or import any Licensed Product, then AntriaBio shall have the right to credit [*] of such Third Party royalty payments against the royalties owing to XOMA under Section 4.2.1 above with respect to sales of such Licensed Product; provided, however, that AntriaBio shall not reduce the amount of the royalties paid to XOMA under Section 4.2.1 above with respect to sales of such Licensed Product by more than [*].

4.2.5       Reporting and Payment. AntriaBio will pay the royalties set forth above on a calendar quarter basis. Within forty-five (45) days after the end of each calendar quarter following the First Commercial Sale of the first Product, AntriaBio shall deliver to XOMA a report containing the following information for the prior calendar quarter on a Product-by-Product and country-by-country basis: (a) the gross sales associated with each Product sold by AntriaBio, its Affiliates and (sub)licensees; (b) a calculation of Net Sales of each Products that are sold by AntriaBio, its Affiliates and (sub)licensees; and (c) a calculation of payments due to XOMA with respect to the foregoing. Concurrently with these reports, AntriaBio shall remit to XOMA any payment due for the applicable calendar quarter. If no royalties are due to XOMA for such reporting period, the report shall so state. The method of payment shall be by check or wire transfer to an address or account specified in writing by XOMA.

4.3         Milestone Payments. As additional consideration for the license granted to AntriaBio under this Agreement, AntriaBio shall pay XOMA the following milestone payments upon the first occurrence of each milestone event set forth below:

(a)	[*] upon the [*];

(b)	[*] upon [*];

(c)	[*] upon [*];

(d)	[*] upon the [*];

(e)	[*] upon [*];

(f)	[*] upon achieving [*];

(g)	[*] upon achieving [*];

(h)	[*] upon achieving [*]; and

(i)	[*] upon achieving [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Each milestone payment owing by AntriaBio to XOMA pursuant to this Section 4.3 shall be payable by AntriaBio within thirty (30) days following the first achievement of the corresponding milestone event. For the avoidance of doubt, each milestone payment is only payable once, regardless of the number of times such milestone may be achieved by AntriaBio, its Affiliates and sublicensees. Upon the achievement of any milestone under this Section 4.3, payments for any prior milestones which have not been paid by AntriaBio shall be paid simultaneously with the payment for such milestone (whether or not such prior milestone had actually been achieved), provided that either (i) both the milestone payments set forth in subsections (b) and (c) shall be paid or (ii) the milestone payment set forth in subsection (d) above shall be paid, but not both.

4.4         Sublicense Fees. As additional consideration for the license granted to AntriaBio under this Agreement, AntriaBio shall pay XOMA [*] of the Sublicense Fees received in connection with any sublicense under the license rights set forth in Section 3.1 granted prior to the earlier to occur of: (a) [*] paid to XOMA by AntriaBio [*]; (b) [*]; (c) [*]. Subsequent to the occurrence of one of the foregoing events, AntriaBio shall pay XOMA [*] of the Sublicense Fees received in connection with any sublicense under the license rights set forth in Section 3.1 granted prior to the First Commercial Sale of a Licensed Product.

4.5         Interim Financing Payment. If any Interim Financing, then within five (5) days following such closing, AntriaBio shall notify XOMA of such financing in writing, including the gross proceeds of such financing. Concurrently with such closing, AntriaBio shall issue to XOMA the shares and/or securities described in Section 1.3 of the Stock Agreement. Within fifteen (15) days following such closing, AntriaBio shall pay to XOMA [*] of the gross cash proceeds of such Interim Financing. Any cash amounts paid to XOMA pursuant to this Section 4.5 shall be offset against cash amounts to be paid to XOMA pursuant to Section 4.6. Any securities issued to XOMA pursuant to this Section 4.5 shall be subject to Section 1.4 of the Stock Agreement.

4.6         Qualified Financing. Concurrently with the closing of the Qualified Financing, AntriaBio shall issue to XOMA the shares and/or securities set forth in Section 1.4 of the Stock Agreement. Within fifteen (15) days following the closing of the Qualified Financing, AntriaBio shall pay XOMA the greater of (a) [*] of the net proceeds from the Qualified Financing and (b) Six Million Dollars ($6,000,000).

4.7         Delays in Qualified Financing.

4.7.1       If the Qualified Financing has not closed before [*], then AntriaBio will pay XOMA [*] within fifteen (15) days following such date.

4.7.2       If the Qualified Financing has not closed before April 1, 2019, then AntriaBio shall issue XOMA the additional shares as set forth in the Stock Agreement.

4.7.3       If the Qualified Financing has not closed before March 31, 2020, then AntriaBio shall pay XOMA Fifteen Million Dollars ($15,000,000) within fifteen (15) days following such date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.8         Voucher Payment Sharing.

4.8.1       The Parties shall share any Voucher Payment received with respect to a Licensed Product in the following percentages: [*] for AntriaBio and [*] for XOMA. No Voucher Payment shall be included the Net Sales of the Licensed Product for which royalties are due under Section 4.2.

4.8.2       AntriaBio shall give notice to XOMA within fifteen (15) days following receipt of any Voucher Payment accompanied by XOMA’s share of such Voucher Payment in accordance with Section 4.7.1. Such notice shall contain the total amount received by AntriaBio in consideration of such Pediatric Priority Review Voucher and a copy of any statement received by AntriaBio from the Third Party to calculate the Voucher Payment paid to AntriaBio.

4.8.3       AntriaBio shall not, and shall ensure that its Affiliates and sublicensees do not, monetize any Pediatric Priority Review Voucher for a Licensed Product except pursuant to a bona fide, arms-length, fair market value transaction, except as XOMA may expressly agree in writing.

4.9         Board Seat. XOMA shall have the right, but not the obligation, to appoint a representative (who shall be XOMA’s CEO) to AntriaBio’s board of directors. AntriaBio’s board of directors shall appoint XOMA’s nominee immediately upon such nominee completing AntriaBio’s standard form of directors and officers questionnaire and will include such nominee in the proxy statement for AntriaBio’s next annual meeting.

5.           FINANCIAL REPORTS AND AUDITS

5.1         Financial Reports. During the term of this Agreement following the First Commercial Sale of a Product, AntriaBio shall furnish to XOMA quarterly written reports showing in reasonably specific detail the calculation of royalties owing for the reporting period in accordance with Section 4.2. Such reports shall also show the calculation of any payment due to XOMA with respect to any Sublicense Fees received by AntriaBio during the reporting period. With respect to sales of Products invoiced in United States dollars, all amounts shall be expressed in United States dollars. With respect to sales of Products invoiced in a currency other than United States dollars, all amounts shall be expressed in the domestic currency of the party making the sale together with the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar year. AntriaBio shall keep complete and accurate records in sufficient detail to enable the royalties and other payments payable hereunder to be determined.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2         Audits.

5.2.1       Upon the written request of XOMA and not more than [*] in each calendar year, AntriaBio shall permit an independent certified public accounting firm of nationally recognized standing selected by XOMA and reasonably acceptable to AntriaBio, at XOMA’s expense, to have access during normal business hours to such of the records of AntriaBio as may be reasonably necessary to verify the accuracy of AntriaBio’s financial reports under Sections 4.2, 4.8 and 5.2 and Development funding reports under Section for 2.2 for any year ending not more than [*] prior to the date of such request.

5.2.2       If such accounting firm concludes that additional payments were owed during such period, AntriaBio shall make such additional payments within thirty (30) days of the date XOMA delivers to AntriaBio such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by XOMA; provided, if the audit determines that the amounts payable by AntriaBio for the audited period are more than [*] of the amounts actually paid for such period, then AntriaBio shall pay the reasonable fees and expenses charged by such accounting firm.

5.2.3       XOMA shall treat all financial information subject to review under this Section 5 as confidential, and shall cause its accounting firm to retain all such financial information in confidence under Section 8 below.

6.           PAYMENTS

6.1           Payment Terms. Royalties and payments based on Sublicense Fees that have accrued by each royalty report provided for under Section 5.1 above shall be due on the date such royalty report is due. Payment in whole or in part may be made in advance of such due date.

6.2         Withholding Taxes. AntriaBio shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by AntriaBio, its Affiliates or sublicensees, or any taxes required to be withheld by AntriaBio, its Affiliates or sublicensees, to the extent AntriaBio, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of XOMA such taxes, levies or charges. AntriaBio shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of XOMA by AntriaBio, its Affiliates or sublicensees. AntriaBio promptly shall deliver to XOMA proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

6.3          Late Payments. Any amount owed by AntriaBio to XOMA under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the [*] of (a) the [*] rate in effect on the date that payment was due, as published by [*] after such payment is due, [*], or (b) the [*], in either case calculated on the number of days such payments are paid after such payments are due and compounded monthly

7.           REPRESENTATIONS AND WARRANTIES

7.1         Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows as of the Effective Date:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.1.1       Corporate Existence. Such Party is a company duly organized, validly existing and in good standing under the laws of the state in which it is incorporated.

7.1.2       Authorization and Enforcement of Obligations. Such Party (a) has the organizational power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

7.1.3       No Consents. All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

7.1.4       No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

7.2         XOMA Representations. XOMA represents and warrants:

7.2.1       XOMA has full right and title to the Licensed Technology free and clear of all liens and encumbrances and has the power to grant the licenses to be granted under this Agreement.

7.2.2       To the knowledge of XOMA, the Licensed Technology has not and does not infringe, violate or misappropriate the intellectual property of any Person and there are no claims pending or threatened by any Person against XOMA with respect to the ownership, validity, enforceability, effectiveness or use of the Licensed Technology. To the knowledge of XOMA, no Person is infringing, misappropriating or otherwise violating any of the Licensed technology, and XOMA has not made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, dilution or other violation.

7.3         AntriaBio Representations. AntriaBio represents and warrants:

7.3.1       AntriaBio has full right and title to the AntriaBioPatents free and clear of all liens and encumbrances.

7.3.2       To the knowledge of AntriaBio, the AntriaBio Products, the PKI Portfolio and the Extended Release Technology have not and do not infringe, violate or misappropriate the intellectual property of any Person and there are no claims pending or threatened by any Person against AntriaBio with respect to the ownership, validity, enforceability, effectiveness or use of the the AntriaBio Products, the PKI Portfolio or the Extended Release Technology. To the knowledge of AntriaBio, no Person is infringing, misappropriating or otherwise violating any of the AntriaBio Patents, and AntriaBio has not made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation, or other violation.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3.3       To the knowledge of AntriaBio, AntriaBio has not breached any material obligation under any agreement existing as of the Effective Date pursuant to which AntriaBio has acquired a license to any AntriaBio Patent, and each such agreement is in full force and effect.

8.           CONFIDENTIALITY

8.1         Confidentiality Obligations. Recipient shall keep and hold Confidential Information of Disclosing Party in strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties under this Agreement, without Disclosing Party’s prior written consent. Recipient shall not disclose any such Confidential Information to any Person without Disclosing Party’s prior written consent, except to its and its Affiliates’ employees, consultants and agents, as necessary for purposes of performing Recipient’s duties hereunder, under the terms and conditions no less protective of the Confidential Information than the terms and conditions of this Section 8. The obligations of confidentiality under this Section 8 shall last until the applicable Confidential Information is no longer secret and confidential or until one of the exceptions in Section 1.8 applies to such Confidential Information, whichever occurs first.

8.2         Permitted Disclosures. Notwithstanding anything herein to the contrary, Recipient may disclose Confidential Information of Disclosing Party to the extent necessary to: (a) comply with an applicable law, regulation of a governmental agency or order of a court of competent jurisdiction, (b) to disclose information to any governmental agency for purposes of obtaining approval to test or market a Product or (c) prosecute or defend litigation; provided that if Recipient is required by law or regulation to make any such disclosure of Disclosing Party’s Confidential Information, it will give reasonable advance notice to Disclosing Party of such disclosure requirement and will use commercially reasonable efforts to assist such Disclosing Party to secure a protective order or confidential treatment of the Confidential Information required to be disclosed. In addition, notwithstanding anything herein to the contrary, Recipient may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances: (i) in order for it to reasonably fulfill its obligations herein and to conduct its ordinary course of business, to its subcontractors, vendors, outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein; (ii) in connection with prosecuting and enforcing intellectual property rights in connection with Recipient’s rights and obligations pursuant to this Agreement; and (iii) in connection with exercising its rights hereunder, to its Affiliates, potential and future bona fide collaborators (including sublicensees, potential and permitted acquirers or assignees and potential investment 4bankers, investors and lenders);

8.3         Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to advisors (including financial advisors, attorneys and accountants), potential and existing bona fide investors, financing sources, merger or other business partners and acquirers, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, or to the extent required by applicable law.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4         SEC or Similar Filings. Either Party may disclose the terms of this Agreement and events related to the development or commercialization of Products (including the receipt of milestone payments) to the extent reasonably required to comply with applicable laws, rules and regulations, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission, comparable foreign regulators and self-regulatory organizations (such as securities exchanges). Subject to the foregoing, before disclosing this Agreement or any of the terms hereof or other events pursuant to this Section 8.4, the Parties will reasonably consult with one another on the terms of this Agreement to be redacted in making any such disclosure and the scope of such disclosure. The Party making such disclosure agrees, at its own expense, to seek confidential treatment of portions of this Agreement, or such terms, as may be reasonably and timely requested by the other Party.

8.5         Injunctive Relief Authorized. Each Recipient acknowledges and agrees that (a) the Confidential Information of Disclosing Party is of a special, unique, unusual, extraordinary and intellectual character; (b) the unauthorized use or disclosure of any Confidential Information of Disclosing Party would constitute a material breach of this Agreement; (c) the interests of Disclosing Party in and to the Confidential Information would be irreparably injured by the unauthorized use or disclosure of such information; and (d) money damages would not be sufficient to compensate Disclosing Party for any such unauthorized use or disclosure. Accordingly, Recipient agrees that, in addition to any other remedies available to Disclosing Party at law, in equity or under this Agreement, Disclosing Party shall be entitled to seek specific performance, injunctive relief and other equitable relief to prevent any actual or threatened use or disclosure of the Confidential Information of Disclosing Party without obligation to post any bond.

9.           INTELLECTUAL PROPERTY

9.1         Prosecution and Maintenance of Patents.

9.1.1       XOMA shall be responsible for and shall control the Prosecution and Maintenance of the XMet Patents. XOMA shall give AntriaBio an opportunity to review and comment on the text of each patent application within the Licensed Patents before filing, and shall provide AntriaBio with a copy of such patent application as filed, together with notice of its filing date and serial number. AntriaBio shall reimburse XOMA for [*]of all [*] incurred by XOMA in conducting the Prosecution and Maintenance of the XMet Patents, and shall pay XOMA’s invoices therefor with thirty (30) days of receipt thereof.

9.1.2       If XOMA elects not to file any patent application within the Licensed Patents or otherwise abandon the Prosecution and Maintenance of any patent application or patent within the Licensed Patents, then (a) XOMA shall provide AntriaBio with reasonable notice of such decision so as to permit AntriaBio to decide whether to assume such responsibilities (such notice shall, to the extent reasonably feasible for XOMA, be given no later than thirty (30) days prior to the next deadline to take any necessary action with the relevant patent office); and (b) AntriaBio shall have the right but not the obligation to control the Prosecution and Maintenance of such patent application or patent, at AntriaBio’s sole cost.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.1.3       AntriaBio may elect, with respect to a particular Licensed Patent in a country to terminate its payment obligations hereunder with respect to such Licensed Patent in such country by written notice given to XOMA, to the extent reasonably feasible for AntriaBio, no later than thirty (30) days prior to the next deadline to take any necessary action with the relevant patent office with respect to such Licensed Patent. In such event, such Licensed Patent (and all Patents issuing therefrom) shall thereafter be excluded from the license granted to AntriaBio pursuant to Section 3.1 and shall no longer be deemed to be Licensed Patents hereunder.

9.1.4       Commencing on the fifth (5th) anniversary of the Effective Date, AntriaBio may elect by written notice to terminate its payment obligations under Section 9.1.1 solely with respect to those XMet Patents that are not Licensed Patents. AntriaBio acknowledges that its agreement to reimburse the costs of such XMet Patents in accordance with Section 9.1.1 prior to the 5th anniversary of the Effective Date is a material portion of the consideration to be paid by AntriaBio for the rights granted hereunder.

9.2         Enforcement of Licensed Patents.

9.2.1       Each Party shall notify the other Party of any infringement known to such Party of any Licensed Patent by a Third Party that is manufacturing, using, offering for sale, selling or importing a product that comprises the Antibody or a Licensed Product (each, a “Product Infringement”) and shall provide the other Party with the available evidence, if any, of such infringement.

9.2.2       AntriaBio, at its sole expense, shall have the first right to determine the appropriate course of action to enforce the Licensed Patents with respect to such Product Infringement or otherwise abate such Product Infringement, to take (or refrain from taking) appropriate action to enforce the Licensed Patents with respect to such Product Infringement, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Licensed Patent and such Product Infringement, and shall consider, in good faith, the interests of XOMA in so doing. If AntriaBio does not, within sixty (60) days of receipt of notice from XOMA under Section 9.2.1, abate the infringement or file suit to enforce the Licensed Patents against at least one infringing party, XOMA shall have the right to take whatever action it deems appropriate to enforce the Licensed Patents. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that adversely affects the rights or interests of the non-controlling Party without the prior written consent of the other Party. For clarity, AntriaBio shall have no right to enforce any Licensed Patent with respect to any infringement thereof that is not a Product Infringement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.2.3       All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patents with respect to a Product Infringement pursuant to this Section 9.2 shall be first used to reimburse each Party for its costs and expenses incurred in connection with such suit pro rata, and the remainder, if any, shall be allocated as follows: (a) for any suit initiated and prosecuted by AntriaBio, the remainder shall be deemed Net Sales and allocated in accordance with Section 4.2, and (b) for any suit initiated and prosecuted by XOMA, the remainder shall be shared in proportion to the costs and expenses incurred by each Party in connection with such suit.

9.3         AntriaBio Product Patents. AntriaBio shall be solely responsible for the Prosecution and Maintenance of the AntriaBio Product Patents, at its sole cost. AntriaBio shall not assign or transfer any interest in any AntriaBio Product Patent to any Third Party (other than pursuant to a license under which such Third Party will report Net Sales to AntriaBio of AntriaBio Products covered by such AntriaBio Product Patent or as part of a transaction that includes a permitted assignment of this Agreement) unless such Third Party has first agreed in writing with XOMA to make the payments to XOMA set forth in Section 4.2.2 with respect to sales of AntriaBio Products covered by such AntriaBio Product Patent in the same manner required of AntriaBio under this Agreement.

10.         TERMINATION

10.1       Expiration. Subject to early termination pursuant to the provisions of Sections 10.2 and 10.3 below, this Agreement shall expire on the expiration of AntriaBio’s obligation to pay royalties to XOMA under Section 4.2 above. Upon expiration of the Royalty Term, on a country-by-country basis, the licenses granted to AntriaBio by XOMA under this Agreement shall be fully paid-up, perpetual and irrevocable in the countries in which the Royalty Term has expired.

10.2       Termination by AntriaBio. AntriaBio may terminate this Agreement in its entirety, in its sole discretion, at any time upon ninety (90) days prior written notice to XOMA.

10.3       Termination for Cause. Either Party will have the right to terminate this Agreement in full upon delivery of written notice to the other Party in the event of any material breach by the other Party of any terms and conditions of this Agreement, provided, that such termination will not be effective if such breach has been cured within thirty (30) days after written notice thereof is given by the non-breaching Party to the breaching Party specifying in reasonable detail the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the thirty-day cure period, and if the breaching party (a) proposes within such thirty-day period a written plan to cure such breach that is reasonably acceptable to the non-breaching Party, and (b) makes good faith efforts to cure such default and to implement such written cure plan and reports at least monthly to the non-breaching Party in writing as to the status of such efforts and cure, then, until ninety (90) days of receipt of notice of termination, the non-breaching Party may not terminate this Agreement for so long as the breaching Party is diligently pursuing such cure in accordance with such plan. Notwithstanding the foregoing, in the event of any breach by AntriaBio of any payment obligation hereunder, XOMA will have the right to terminate this Agreement in full upon delivery of written notice to AntriaBio, provided, that such termination will not be effective if such breach has been cured within thirty (30) days after written notice thereof is given by XOMA to AntriaBio; for clarity, AntriaBio shall have no right to submit a cure plan with respect to any such breach.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.4       Termination for Patent Challenges. If, during the term of this Agreement, AntriaBio or any of its Affiliates or sublicensees (a) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of XOMA’s or its Affiliates’ patents or patent applications that are licensed to AntriaBio under this Agreement or (b) actively assists any other Person in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of XOMA’s or its Affiliates’ patents or patent applications that are licensed to AntriaBio under this Agreement (each of (a) and (b), a “Patent Challenge”), then, to the extent permitted by applicable laws, XOMA shall have the right, in its sole discretion, to give notice to AntriaBio that XOMA may terminate the license(s) granted to AntriaBio under such patents and applications pursuant to this Agreement thirty (30) days days following such notice, and, unless AntriaBio withdraws or causes to be withdrawn all such Patent Challenge(s) within such thirty (30) day period, XOMA shall have the right to terminate the licenses granted to AntriaBio under such patents and applications pursuant to this Agreement by providing written notice thereof to AntriaBio.

10.5       Effect of Expiration or Termination. Upon termination (but not expiration) of this Agreement:

10.5.1     Termination of Licenses. All rights and licenses granted to AntriaBio hereunder shall terminate.

10.5.2     Transfer of Development Activities and Know-How.

(a)          If AntriaBio is conducting any development activity with respect to the Antibody or any Product on the date of notice of termination, then XOMA shall notify AntriaBio within sixty (60) days after the notice of termination: (i) with regard to any clinical trial, whether XOMA elects to have AntriaBio: (A) complete such clinical trial on behalf of XOMA (unless AntriaBio has material safety concerns regarding continuation of such Clinical Trial of which it has notified XOMA in writing), (B) wind down such clinical trial as soon as practicable, subject to compliance with ethical and legal requirements or (C) transfer such clinical trial to XOMA as soon as practicable; and (i) with regard to any other development activity, whether XOMA elects to have AntriaBio wind down or transfer such activity to XOMA.

(b)          If XOMA notifies AntriaBio of its election to have AntriaBio wind down such clinical trial or other development activity (or fails to provide notice within such sixty (60) day period), then AntriaBio shall wind-down such clinical trial or development activity as soon as practicable, subject to compliance with ethical and legal requirements.

(c)          If XOMA notifies AntriaBio of its election to have AntriaBio transfer such clinical trial or other development activity to XOMA, then AntriaBio shall transfer to XOMA such clinical trial or other development activity as promptly as practicable (and, in any event, within ninety (90) days) after the effective date of termination.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)          To the extent any Know-How Controlled by AntriaBio, its Affiliates or sublicensees that specifically relates to the Antibody or any Licensed Products is not transferred and assigned to XOMA pursuant to subsections (a) through (c) above, AntriaBio will transfer and assign such Know-How to XOMA or its designee within ninety (90) days of the effective date of termination.

(e)          The activities set forth in this Section 10.5.2 shall be performed at AntriaBio’s expense, unless AntriaBio terminates this Agreement pursuant to Section 10.3 for XOMA’s material breach, in which case such activities shall be at XOMA’s expense.

10.5.3     Confidential Information. AntriaBio shall, within thirty (30) days after the effective date of termination and at AntriaBio’s expense, return or destroy, at XOMA's election, all XOMA Know-How and other Confidential Information of XOMA (provided that AntriaBio may keep one copy of such Confidential Information subject to an ongoing obligation of confidentiality for archival purposes only). All Know-How and Product Data/Filings licensed, assigned or transferred to XOMA pursuant to this Section 10.5 shall be deemed to be Confidential Information of XOMA for the purposes of Article 8 and XOMA shall be deemed the Disclosing Party and AntriaBio shall be deemed the Recipient with respect to such information, and Section 1.7(d) shall not apply to such information.

10.5.4     Product Data/Filings. AntriaBio shall, and hereby does, assign to XOMA, as of the effective date of termination, all its right, title and interest in, to and under all of AntriaBio’s and its Affiliates’ ownership interest in any and all Product Data/Filings, including any Regulatory Approvals for the Products, and AntriaBio shall transfer all such Product Data/Filings to XOMA promptly after the effective date of termination.

10.5.5     License. AntriaBio shall, and hereby does, and shall cause its Affiliates and sublicensees to, grant to XOMA, as of the effective date of termination, an exclusive, perpetual, royalty-free, sublicensable (through multiple tiers), transferable license under all patents, Know-How and other intellectual property Controlled by AntriaBio, its Affiliates or sublicensees solely to the extent necessary or specifically useful to develop, make, have made, use, have used, sell, have sold, offer for sale, have offered for sale, import, have imported, and otherwise exploit, manufacture and commercialize the Antibody and Licensed Products in the Territory.

10.5.6     Inventory. At XOMA’s request, AntriaBio shall assign and transfer to XOMA any inventory of Antibody and Licensed Products then in AntriaBio’s or any of its Affiliates’ or sublicensees’ possession or control, subject to XOMAs reimbursement of AntriaBio’s reasonable, documented costs incurred in acquiring such inventory and with respect to shipping thereof.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.5.7     Further Actions. AntriaBio shall take such other actions, and execute any instruments, assignments and documents, as reasonably requested by XOMA as may be necessary to effect the foregoing provisions of this Section 10.5.

10.6       Survival. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 2.7, 3.2.4, 4.2.5 and 5.1 (solely with respect to payment obligations accruing prior to the effective date of such termination), 5.2, 10.5, 10.6 and Articles 6, 8, 11 and 12 shall survive the expiration or termination of this Agreement. If termination is only with respect to a particular country, then termination will only apply with respect to such country, and this Agreement shall continue with respect to the non-terminated countries.

11.         INDEMNIFICATION

11.1       Indemnification by AntriaBio. AntriaBio shall defend, indemnify and hold XOMA and its and its Affiliates’ directors, officers, employees and agents harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”) resulting from any claims, demands, actions and other proceedings by any Third Party to the extent resulting from (a) AntriaBio’s or its Affiliates’ or sublicensees’ use of the Licensed Technology or negligence, gross negligence or intentional misconduct, (b) AntriaBio’s breach of this Agreement, or (c) AntriaBio’s breach of the representations contained in Section 7.1, except in each case to the extent such Losses are subject to XOMA’s indemnification obligations under Section 11.2.

11.2       Indemnification by XOMA. XOMA shall defend, indemnify and hold AntriaBio and its and its’ Affiliates’ directors, officers, employees and agents harmless from all Losses to the extent resulting from any claims, demands, actions and other proceedings by any Third Party to the extent resulting (a) XOMA’s or its Affiliates’ negligence, gross negligence or intentional misconduct, (b) XOMA’s breach of this Agreement, or (c) XOMA’S breach of the representations contained in Section 7.1 and 7.2, except in each case to the extent such Losses are subject to AntriaBio’s indemnification obligations under Section 11.1.

11.3       Procedure. The Party seeking indemnification (the “Indemnified Party”) promptly shall notify the other party (the “Indemnifying Party”) of any claim, demand, action or other proceeding for which the Indemnified Party intends to claim indemnification. The Indemnifying Party shall have the right to participate in, and to the extent the Indemnifying Party so desires jointly with any other indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnified Party, if representation of the Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceedings. The indemnity obligations under this Section 11 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the prior express written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The failure to deliver notice to the Indemnifying Party within a reasonable time after notice of any such claim or demand, or the commencement of any such action or other proceeding, if prejudicial to its ability to defend such claim, demand, action or other proceeding, shall relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 11 with respect thereto, but the omission so to deliver notice to the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party other than under this Section 11. The Indemnifying Party may not settle or otherwise consent to an adverse judgment in any such claim, demand, action or other proceeding, that diminishes the rights or interests of, or places any obligations upon, the Indemnified Party without the prior express written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 11.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.4       LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 11.4 SHALL NOT APPLY WITH RESPECT TO (I) ANY BREACH OF SECTION 8 OR (II) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 11.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS SECTION 11 WITH RESPECT TO ANY DAMAGES OWED OR PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

11.5       Insurance.

11.5.1     AntriaBio shall maintain at its own cost and at all times during the term of this Agreement policies of insurance consistent with normal business practices of prudent pharmaceutical companies similarly situated. Such insurance policies shall include. without limitation, commercial general liability insurance, including, without limitation, product liability, covering claims for damages because of bodily injury (including, without limitation, death), personal injury and property damage arising out of AntriaBio’s acts or omissions and including coverage for contractual liabilities. Without limiting the foregoing, no later than AntriaBio’s commencement of clinical trials in respect of any Product, AntriaBio shall obtain, and maintain in full force and effect, adequate clinical trials insurance, for claims arising out of or in connection with such clinical trials. In addition, no later than the commencement of commercial distribution of any Product by or on behalf of AntriaBio, AntriaBio shall obtain, and maintain in full force and effect, adequate general and product liability insurance for bodily injury and property damage claims.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.5.2     The policies described in Section 11.5.1 above will be in such amounts and cover such risks as are reasonable and prudent for those types of policies, but shall in no event be less than, in the aggregate: (a) one million U.S. dollars (US$1,000,000) as of the Effective Date, (b) ten million U.S. dollars (US$10,000,000) prior to the commencement of any clinical trial, and (c) twenty million U.S. dollars (US$20,000,000) prior to the commercial launch of any Product. Such policies will be written by insurance companies with an A.M. Best's rating of A:VIII or higher (or if such policies are not subject to the Best rating, then by carriers who are reasonably acceptable to XOMA). The foregoing policies will: (i) cover claims arising out of the performance of this Agreement that are made within a period of not less than six (6) years after the expiration or earlier termination of this Agreement; and (ii) be primary and noncontributory to any liability insurance carried by XOMA, which insurance will be excess for claims and losses arising out of the performance of this Agreement. The policies described above will be specifically endorsed to list XOMA as an additional insured (as long as such endorsement is allowed by Applicable Law), and AntriaBio will notify XOMA at least sixty (60) days in advance of any cancellation or non-renewal of or material changes in of such insurance coverage. AntriaBio shall provide XOMA with a valid, current certificate of insurance as evidence of the insurance required herein. Renewal certificates shall be furnished to XOMA ten (10) days prior to the policies' expiration. Maintenance of such insurance coverage will not relieve AntriaBio of any responsibility under this Agreement for damages in excess of insurance limits or otherwise.

12.         MISCELLANEOUS

12.1       Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor for purposes of this Section 12.1, and shall be effective upon receipt by the addressee.

If to XOMA:	XOMA Corporation
2200 Powell Street
Suite 310
Emeryville, CA 94608
Attention: CEO
Copy to: Legal Department

If to AntriaBio:	AntriaBio, Inc.
1450 Infinite Drive
Louisville, CO 80027
Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Michael Weiner
Dorsey & Whitney LLP
1400 Wewatta Street
Suite 400
Denver, CO 80202-5549
Facsimile: (303) 629-3450
Email: weiner.michael@dorsey.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.2       Assignment.

12.2.1     Except as otherwise expressly provided under this Agreement neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other Party; provided, however, that subject to Section 12.2.2 either Party may, without such consent, assign this Agreement and all of its rights and obligations hereunder (a) to an Affiliate or (b) in connection with the transfer or sale of all or substantially all of its business relating to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction.

12.2.2     Notwithstanding Section 12.2.1, until such time as a Qualified Financing has occurred, AntriaBio shall have no right to assign this Agreement, whether to an Affiliate or a Third Party, under any circumstance without XOMA’s prior written consent, to be withheld in XOMA’s sole discretion.

12.2.3     Any permitted assignee shall assume in writing all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 12.2 shall be void.

12.3       Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. For any legal action arising from or related to this Agreement, the Parties hereby irrevocably: (a) consent solely to personal jurisdiction of and exclusive venue in the state and federal courts located in San Francisco County, California, USA; (b) agree that such courts will be the sole courts utilized; and (c) hereby waive any jurisdictional or venue objections to such courts, including without limitation, forum non conveniens. If any dispute arises between the Parties in connection with this Agreement which leads to a proceeding to resolve such dispute, the prevailing Party in such proceeding will be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

12.4       Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. All express or implied representations, agreements and understandings relating to such subject matter, either oral or written, heretofore made are expressly superseded by this Agreement, including, without limitation the Confidentiality Agreement.

12.5       Independent Contractors. Each Party hereby acknowledges that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of the other Party to do so.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.6       Remedies. All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and not alternative.

12.7       Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement solely to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party. If any such event continues for more than ninety (90) days, then such other Party shall have the right to terminate this Agreement upon thirty (30) days prior written notice to the affected Party.

12.8       Fees and Expenses. Each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel).

12.9       Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

12.10     Interpretation. The captions to the Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (i) the word “including,” “includes,” “included,” and “include” shall be deemed to be followed by the phrase “without limitation” or like expression; (ii) the singular shall include the plural and vice versa; (iii) masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (iv) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; (v) each reference in this agreement to a particular Section, appendix, schedule, or exhibit means a Section, appendix, schedule, or exhibit of or to this Agreement, unless another agreement is specified; (vi) “the words “will”, “shall” and “must” are synomyms; (vii) “or” is not disjunctive (i.e., it means “and/or”) unless the context clearly requires otherwise; (viii) references to any party or Person shall include its permitted successors or assigns; and (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and business days means any day, except Saturday and Sunday, on which commercial banking institutions in Los Angeles, California are open for business. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.11     Waivers. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by the other Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. The waiver by a Party of any right hereunder, or of any failure to perform or breach by the other Party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other Party hereunder whether of a similar nature or otherwise.

12.12     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.13     Enforcement. Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each party may have, each Party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

12.14     Extension to Affiliates. Except as set forth in Section 3.2, AntriaBio shall have the right to extend the rights and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to AntriaBio. AntriaBio shall remain directly liable for any acts or omissions of its Affiliates, and AntriaBio hereby expressly waives any requirement that XOMA exhaust any right, power or remedy, or proceed directly against such Affiliate, for any obligation or performance hereunder prior to proceeding directly against AntriaBio.

12.15     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows.]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

XOMA (US) LLC

By	/s/ Jim Neal

Name	Jim Neal

Title	Chief Executive Officer

ANTRIABIO, INC.

By	/s/ Nevan Elam

Name	Nevan Elam

Title	CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

XOMA 358

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

AntriaBio Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Licensed Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D

Option Products

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E

XMET Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit F

Clinical Materials

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.